Exhibit 99.1

December 22, 2014

Pike Completes Go-Private Transaction

MOUNT AIRY, N.C., Dec. 22, 2014 (GLOBE NEWSWIRE) — Pike Corporation (NYSE: PIKE), one of the nation’s largest specialty construction and engineering firms serving the electric power industry, announced today the completion of its acquisition by Court Square Capital Partners in partnership with J. Eric Pike, the Company’s Chairman and Chief Executive Officer.

Under the terms of the merger agreement, Pike shareholders will receive $12.00 in cash, without interest and less any applicable withholding taxes, for each share of Pike common stock they hold. The transaction was approved at a special meeting of shareholders held on December 18, 2014. Trading in Pike’s common stock will conclude at the end of business today, and the Company has commenced the process to delist its common shares from the New York Stock Exchange.

Mr. Pike said: “I am pleased that our public shareholders supported this transaction at an attractive valuation and am excited about the new chapter for Pike going forward as a private enterprise.”

About Pike Corporation

Pike Corporation is one of the nation’s largest specialty construction and engineering firms serving over 300 investor-owned, municipal and cooperative utilities in the United States. Our comprehensive services include facilities planning and siting, permitting, engineering, design, installation, maintenance and repair of electric and communication infrastructure. For more information, visit us online at www.pike.com.

About Court Square

Court Square is one of the most experienced teams in the private equity industry. Since 1979, the team has made over 200 investments, including several landmark transactions, and has developed numerous businesses into leaders in their respective markets. Based in New York, N.Y., Court Square invests in companies that have compelling growth potential. The firm manages over $6 billion in aggregate capital commitments while focusing on the following four sectors: business services, general industrial, healthcare and technology/telecommunications. For more information on Court Square, please visit www.courtsquare.com.

CONTACT: Investor Relations Contact:

Frank Milano

(336) 719-4622

IR@pike.com